 Feihe International, Inc. Reports

Third Quarter 2010 Financial Results

Conference Call to be Held Today at 9:00 am ET

BEIJING and LOS ANGELES, November 8, 2010 /PRNewswire Asia-FirstCall/ — Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company") (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the third quarter of 2010.  The Company will hold a conference call today at 9:00 am ET.

Third Quarter 2010 Financial Highlights:

•	Exceeding guidance, revenue of $61.1 million in 3Q10 vs. $72.1 million in 3Q09, up 17.1% sequentially from $52.2 million in 2Q10:
-	Revenue from branded milk powder products was $40.9 million in 3Q10 vs. $55.9 million in 3Q09, up 16.8% sequentially from $35.0 million in 2Q10;
-	Revenue from raw milk powder was $14.4 million in 3Q10 vs. $9.2 million in 3Q09, up 5.7% sequentially from $13.6 million in 2Q10;
•	Gross profit of $27.3 million in 3Q10 vs. $37.0 million in 3Q09, up 47.9% sequentially from $18.5 million in 2Q10;
•	Gross margin was 44.7% in 3Q10 vs. 51.3% in 3Q09, up from 35.4% in 2Q10;
•	Net income of $3.6 million in 3Q10 vs. net income of $11.1 million in 3Q09, up from net loss of $(20.7) million in 2Q10; and
•	EPS per diluted share was $0.16 vs. $0.52 in 3Q09, up from a loss of $(0.92) in 2Q10.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are continuing to make measurable progress with our operations across our sales and marketing to our dairy farms.  Our results of $61.1 million in revenue and $3.6 million in net income are excellent indications of our footprint in the Chinese milk powder space.  We are continuing to make improvements including strengthening our team through training of existing talent and recruitment and adjusting existing retail sales points to drive greater profitability.  We believe that we are well positioned to execute our strategic initiatives to grow sales at existing retail outlets throughout the remainder of the year and capitalize on market opportunities.”

The decrease in revenue in the third quarter of 2010 compared to the third quarter of 2009 was primarily attributable to a decrease in sales of milk powder and an increase in sales of raw milk powder, which has a lower gross profit margin, as well as increased competition from new competitors entering into the Company’s industry and old competitors aggressively attempting to reclaim market share.  The revenue in the third quarter of 2010 increased 17.1% sequentially from $52.2 million in the second quarter of 2010, primarily reflecting the Company’s efforts to increase sales of existing retail points and targeted new sales points.

Gross profit was $27.3 million in the third quarter of 2010 compared to $37.0 million in the third quarter of 2009, up 47.9% sequentially from $18.5 million in the second quarter of 2010.  Gross margin for the third quarter of 2010 was 44.7%, compared to 51.3% in the third quarter of 2009, up from 35.4% in the second quarter of 2010.  Gross profit in the third quarter of 2010 was lower than gross profit in the third quarter of 2009 primarily due to changes in the Company’s revenue mix and increased costs of raw milk supply.

Income from continuing operations was $2.0 million in the third quarter of 2010, compared with income from continuing operations of $4.0 million in the third quarter of 2009, up significantly from a loss of $(24.0) million in the second quarter of 2010.  Sales and marketing expenses decreased 31.8% to $18.7 million in the third quarter of 2010 from $27.5 million in the third quarter of 2009, and decreased 36.7% compared to $29.6 million in the second quarter of 2010, primarily reflecting a decrease in promotional fees and the Company’s efforts to improve the effectiveness of its selling expenses.  General and administrative expenses increased 8.4% to $6.1 million in the third quarter of 2010 from $5.7 million in the third quarter of 2009, primarily reflecting increased salary offset in part by a decrease in professional service fees.

The Company recognized other income of $1.4 million during the third quarter of 2010.  In the third quarter of 2009, the Company had other income of $5.4 million.  The lower other income was primarily attributable to a decrease of government subsidy of approximately $6.1 million from the third quarter of 2009, offset in part by a decrease in interest and finance costs of approximately $1.3 million from the third quarter of 2009.

Net income attributable to the Company for the third quarter of 2010 was $3.6 million, or $0.16 per diluted share, compared to net income attributable to the Company of $11.1 million, or $0.52 per diluted share, in the third quarter in 2009, but improved significantly from net loss attributable to the Company of $(20.6) million, or $(0.92) per diluted share in the second quarter of 2010.

Nine Months Ended September 30, 2010
Revenue decreased 14.2% to $194.8 million in the nine months ended September 30, 2010 from $227.1 million in the same period of 2009.  Contributions from milk powder products were approximately $140.7 million, or 72.2%, of sales in the nine months ended September 30, 2010, down 28.0% from $195.5 million, or 86.0% of sales, in the corresponding period in 2009.  This decrease is largely due to increased competition from new competitors entering into Chinese dairy industry and old competitors aggressively attempting to reclaim market share following the melamine crisis.  Gross profit decreased 37.0% to $84.2 million in the nine months ended September 30, 2010 from $133.7 million in the same period of 2009. Gross margin for the nine months ended September 30, 2010 was 43.2%, compared to 58.9% in the corresponding period in 2009, primarily attributable to increases in the price for both internally and externally sourced raw materials, and also to a decrease in sales of milk powder and an increase in sales of raw milk powder, which has a lower gross profit margin.  Income from continuing operations decreased to a loss of $(19.7) million in the nine months ended September 30, 2010, compared to a profit of $37.8 million in the corresponding period in 2009.  Net income from continuing operations for the first nine months of 2010 decreased to a loss of $(11.6) million, or $(0.52) per diluted share, from a profit of $43.2 million, or $2.21 per diluted share, in the prior year period.  Net income attributable to the Company for the first nine months of 2010 decreased to a loss of $(11.5) million, or $(0.52) per diluted share, from a profit of $46.6 million, or $2.38 per diluted share in the corresponding period in 2009.

As of September 30, 2010, the Company had cash and cash equivalents of $22.2 million and total current assets of $161.8 million, compared with cash and cash equivalents of $48.2 million and total current assets of $177.7 million as of December 31, 2009.

This decrease was mainly led by the Company's payoff of bank debt facilities more than borrowed of approximately $23.5 million, expenditure on property and equipment related to the construction of Gannan Dairy Phase II production factory facilities and Longjiang production factory facilities of approximately $15.3 million and expenditure on biological assets of the Company’s two farms of approximately $9.3 million, which was offset by the cash provided by operating activities of approximately $21.7 million.

As of September 30, 2010, the Company had a working capital deficit, its current liabilities exceeded its current assets by approximately $24.9 million.  The Company has taken various actions to conserve cash, procure financing and improve liquidity.  Such actions include reducing working capital requirements in operations through improving the Company's sales process, accelerating accounts receivables collection, strengthening control on operating expenditure and renewing short term borrowings.

Financial Guidance
Mr. Jonathan H. Chou, the Company’s Chief Financial Officer, stated, “We are pleased to report three month revenue growth of 17.1% compared to the second quarter of 2010.  Specifically, sales of our branded milk powder products grew 16.8% to $40.9 million compared to the second quarter of 2010.  As we approach the middle of the fourth quarter of 2010, we are confident that we are taking effective measures to continue to improve our operations across all functions.  Based on cash and actual purchase orders received this quarter to date, we project our total revenue will be between $54 million to $56 million in the fourth quarter of 2010.”

Conference Call Details
The Company will also hold a conference call on November 8, 2010 at 9:00 am Eastern Standard Time to discuss its third quarter results.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-877-780-3381
Hong Kong toll free:	800-901-111
Northern China toll free:	10-800-714-1202
Southern China toll free:	10-800-140-1181
International:	1-719-457-2601

The replay will be accessible through November 15, 2010 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	8696450

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.), is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,250 tons per day and an extensive distribution network that reaches over 90,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China: May Shen, IR Manager
                86-10-8457-4688 x8810
                shenchunmei@americandairyinc.com

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2010	2009
	US$	US$
Assets
Current assets:
Cash and cash equivalents	22,247,303	48,165,354
Restricted cash	2,799,675	784,170
Notes and loans receivable, net of allowance of $3,500,028 and $4,000,000, respectively	2,313,777	438,776
Trade receivables, net of allowance of $876,408 and $791,119, respectively	15,182,622	27,495,190
Due from related parties	1,835,030	2,188,243
Employee receivables	1,232,931	396,724
Advances to suppliers	30,537,290	24,417,968
Inventories, net of allowance of $268,559 and $518,561, respectively	73,582,711	59,044,665
Prepayments and other current assets	265,544	1,814,472
Income taxes receivable	4,897,518	4,834,754
Input value-added taxes	1,754,047	3,697,875
Other receivables	4,994,543	4,307,680
Investment in mutual funds – available for sale	127,418	136,466
Total current assets	161,770,409	177,722,337

Investments:
Investment at cost	268,732	263,264

Property and equipment:
Property and equipment, net	156,989,603	154,572,409
Construction in progress	44,783,782	23,170,909
	201,773,385	177,743,318
Biological assets:
Immature biological assets	31,654,159	35,672,123
Mature biological assets, net	24,892,914	13,232,124
	56,547,073	48,904,247

Other assets:
Deferred tax assets	3,632,815	3,632,815
Prepaid leases	29,082,787	29,016,486
Other intangible assets, net	625,773	821,331
Goodwill	1,844,345	1,784,331
Deferred debt issuance cost, net	-	369,608
Total assets	455,545,319	440,257,737

Liabilities
Current liabilities:
Notes payable	2,120,005	3,429,767
Short term bank loans	39,707,466	58,624,312
Accounts payable	55,539,780	37,956,046
Accrued expenses	8,203,175	8,365,245
Income tax payable	920,225	2,980,774
Advances from customers	20,990,303	6,893,947
Due to related parties	77,634	10,531,851
Advances from employees	1,050,392	483,647
Employee benefits payable	5,288,625	4,120,053
Other payables	45,097,338	24,012,460
Current maturities of long term bank loans	7,464,803	7,312,935
Current portion of capital lease obligation	167,087	-
Total current liabilities	186,626,833	164,711,037

Long term bank loans, net of current portion	28,993,297	32,427,230
Capital lease obligation, net of current portion	613,121	-
Long term tax payable	5,212,596	4,747,083
Deferred income	9,036,245	10,538,313
Performance share obligation	-	11,382,000
Total liabilities	230,482,092	223,805,663

Commitments and contingencies (see Note 21)

Redeemable common stock (US$0.001 par value, 2,625,000 and 2,100,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively)	65,027,093	53,645,093

Equity
Feihe International, Inc. shareholders' equity:
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,671,291 and 19,607,376 issued and outstanding as of September 30, 2010 and December 31, 2009, respectively)	19,671	19,607
Additional paid-in capital	58,373,962	54,482,098
Common stock warrants	1,774,151	1,774,151
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	30,358,508	25,651,571
Retained earnings	62,209,147	73,672,879
Total Feihe International, Inc. shareholders' equity	159,596,663	162,461,530
Noncontrolling interests	439,471	345,451

Total equity	160,036,134	162,806,981

Total liabilities, redeemable common stock, and equity	455,545,319	440,257,737

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	US$	US$	US$	US$

Sales	61,141,112	72,110,934	194,771,521	227,119,247

Cost of goods sold	(33,828,464)	(35,129,532)	(110,556,813)	(93,427,854)

Gross profit	27,312,648	36,981,402	84,214,708	133,691,393

Operating expenses:
Sales and marketing expenses	(18,731,289)	(27,455,572)	(76,585,036)	(79,771,636)
General and administrative expenses	(6,130,344)	(5,656,116)	(18,704,859)	(16,957,199)
Loss on disposal of biological assets	(467,867)	(151,183)	(9,041,300)	(971,984)
Total operating expenses	(25,329,500)	(33,262,871)	(104,331,195)	(97,700,819)

Other operating income, net	64,895	309,593	428,920	1,824,274
Income (loss) from continuing operations	2,048,043	4,028,124	(19,687,567)	37,814,848

Other income (expenses):
Interest income	62,132	62,248	269,318	273,333
Interest and finance costs	(429,864)	(1,700,702)	(1,988,826)	(5,114,679)
Amortization of deferred debt issuance cost	-	(33,914)	(376,057)	(101,742)
Loss on derivatives	-	(790,000)	-	(790,000)
Government subsidy	1,753,268	7,895,626	10,911,750	14,640,034

Income (loss) before income tax	3,433,579	9,461,382	(10,871,382)	46,721,794

Income tax benefit (expense)	211,478	1,672,167	(732,143)	(3,502,574)
Income (loss) from continuing operations, net of tax	3,645,057	11,133,549	(11,603,525)	43,219,220

Net income from discontinued operations, net of tax	-	-	-	3,289,908
Net income (loss)	3,645,057	11,133,549	(11,603,525)	46,509,128
Add: Net loss attributable to noncontrolling interests	(67,793)	7,548	139,793	50,193
Net income (loss) attributable to Feihe International, Inc.	3,577,264	11,141,097	(11,463,732)	46,559,321

Earnings (loss) per share of common stock – Basic
Income (loss) from continuing operations attributable to Feihe International, Inc.	0.16	0.57	(0.52)	2.39
Income from discontinued operations attributable to Feihe International, Inc., net of tax	-	-	-	0.18
Net income (loss) attributable to Feihe International, Inc.	0.16	0.57	(0.52)	2.57
Earnings (loss) per share of common stock – Diluted
Income (loss) from continuing operations attributable to Feihe International, Inc.	0.16	0.52	(0.52)	2.21
Income from discontinued operations attributable to Feihe International, Inc., net of tax	-	-	-	0.17
Net income (loss) attributable to Feihe International, Inc.	0.16	0.52	(0.52)	2.38

Weighted average shares of common stock outstanding
Basic	22,288,569	19,659,657	22,103,588	18,093,104
Diluted	22,299,017	21,597,188	22,103,588	19,541,775